Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SmartKem, Inc.

Manchester, United Kingdom

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2023, except for the effects of the reverse stock split as described in Notes 2 and 8, which is dated March 27, 2024, relating to the consolidated financial statements of SmartKem, Inc., which appears in the Company’s Annual Report on Form 10-K, which is incorporated by reference in this Registration Statement. Our report contains an explanatory paragraph regarding SmartKem, Inc.’s ability to continue as a going concern.

/s/ BDO LLP

BDO LLP

Manchester, United Kingdom

April 11, 2024